EXHIBIT 10.14

EARLY PURCHASE PROGRAM

ADDENDUM TO LOAN PURCHASE AGREEMENT

This Early Purchase Program Addendum to Loan Purchase Agreement (the “Addendum”) is entered into by and between Countrywide Home Loans, Inc. (“Countrywide”) and HomeBanc Mortgage Corp. (“Seller”), as of April 4, 2002. This Addendum modifies that certain Loan Purchase Agreement, dated July 17, 2001, including all the Commitments, Amendments, Addenda, and Assignments thereto, by and between Countrywide and Seller (collectively, the “Loan Purchase Agreement”). All capitalized terms used in this Addendum and not otherwise defined herein shall have the same meanings as set forth in the Loan Purchase Agreement and/or the Manual.

RECITALS

A.	Pursuant to the Loan Purchase Agreement, Countrywide may, from time to time, purchase mortgage loans from Seller on the terms and conditions set forth therein.

B.	Countrywide and Seller now desire to amend the Loan Purchase Agreement to allow for the purchase and sale of certain Loans (as hereafter defined) prior to delivery of certain mortgage loan documents. The purchase and sale of such Loans hereunder shall be collectively referred to as the “Early Purchase Program.”

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and Seller hereby agree as follows:

1.	Eligible Loans. Seller may submit to Countrywide for purchase under the Early Purchase Program those loan products and/or loan types as set forth in, and subject to any additional requirements of, Exhibit A (“Loans”); provided, however, no such individual Loan may be in excess of $300,700.

2.

Request to Purchase. For each Loan it offers for sale to Countrywide under the Early Purchase Program, Seller shall initiate a sale and purchase hereunder by (a) electronically delivering to Countrywide a collateral data record that includes all of the information requested therein (each, a “Collateral Data Record”) and (b) physically delivering to Countrywide the original mortgage note for each Loan. In no event shall Countrywide be obligated to purchase any Loan from Seller for which the related Collateral Data Record and original mortgage note have not been previously delivered by Seller to Countrywide as required hereunder. Seller shall deliver the Collateral Data Record and the original mortgage note to Countrywide no later than 5:00 p.m. PST on the date prior to the Purchase Date (as hereafter defined), and it shall submit any revisions to such Collateral Data Record no later than 12:00 p.m. PST on the Purchase Date. In the event that a Loan meets the requirements of this Addendum, the Loan Purchase Agreement and the Manual (collectively, the “Program Agreements”), as determined by Countrywide in its sole discretion, Countrywide shall purchase such Loan on a date agreed by Countrywide and Seller or, if the Loan has not yet closed, on the closing date of such Loan (either, the “Purchase Date”). Seller expressly understands and agrees that the information required in a Collateral Data Record, as set forth in Exhibit B attached hereto, and the method for delivery of Collateral Data Records, may be amended from time to time by Countrywide in its sole discretion; provided, however, that any such amendment shall apply on a prospective basis only unless otherwise agreed to by Seller.

3.	Initial Purchase Price. In consideration for each Loan to be purchased hereunder, Countrywide shall pay Seller, on or before the Purchase Date, the “Initial Purchase Price.” The Initial Purchase Price shall equal one hundred percent (100%), or such percentage to be agreed upon by the parties from time to time (and to be reviewed monthly), of the lesser of the outstanding balance of the Loan or the fair market value of the Loan, as determined by Countrywide in its sole but reasonable discretion. This percentage shall be based on Countrywide’s best estimate of the Purchase Price (it being understood that Countrywide shall determine the actual Purchase Price after completion of the Review Period (as defined below) and in accordance with the Program Agreements), and include normal and customary adjustments including, without limitation, escrow, funding, and other fees and/or discounts due Countrywide. Countrywide shall pay the Initial Purchase Price in accordance with the instructions set forth in Exhibit C attached hereto. Countrywide shall charge, in addition to any other fees applicable under the Loan Purchase Agreement, a $15 file fee and a $5 disbursement fee in connection with all Loans it purchases under this Addendum. In the event that a single wire is sent for multiple Loans, only one disbursement fee will be charged.

4.	Over/Under Account.

(a)	Over/Under Account. Seller shall at all times maintain a balance in an account to be established by Countrywide for the purposes of this Addendum (the “Over/Under Account”). The minimum balance in the Over/Under Account shall, at all times, be at least $375,000 (the “Minimum Balance”). Within three (3) business days of the completion of the applicable Review Period, Countrywide shall credit or debit the Over/Under Account, as applicable, an amount equal to the difference between the Initial Purchase Price and the Purchase Price.

(b)	Offsets; Withdrawals. Notwithstanding the foregoing or anything to the contrary herein or hereafter, Seller expressly acknowledges and agrees that Countrywide and/or its parent, subsidiary and affiliates are entitled to withdraw or debit from the Over/Under Account, or offset against any amounts owed by Countrywide to Seller, any amounts owed by Seller to Countrywide under this Addendum and the Loan Purchase Agreement.

5.	Delivery of Collateral Documents. With respect to each Loan purchased by Countrywide under the Early Purchase Program, Seller shall deliver to Countrywide within three (3) business days of the Purchase Date, all applicable collateral documents (the “Collateral Documents”), which are set forth in Exhibit D attached hereto, which have not otherwise already been delivered to Countrywide. Each delivery of Collateral Documents must be accompanied by a Collateral Transmittal Form in the form attached hereto as Exhibit F. In the event Seller fails to deliver the Collateral Documents to Countrywide within three (3) business days of the Purchase Date, Seller shall pay Countrywide ten dollars ($10) per day thereafter until such documents are delivered to Countrywide and determined by Countrywide, in its sole discretion, to be acceptable collateral for the related Loan(s). Further, in the event Seller fails to deliver acceptable Collateral Documents to Countrywide within five (5) business days of the Purchase Date, Seller shall be required to immediately repurchase the related Loan(s).

6.	Delivery of Additional Information. In addition to the Collateral Documents to be provided in accordance with Section 5, Seller shall also provide to Countrywide, within ten (10) calendar days of payment of Initial Purchase Price of the Loan, any and all other information and/or documents required under the Loan Purchase Agreement and/or the Manual.

7.

Review Period. The parties acknowledge that, prior to its purchase of Loans under this Early Purchase Program, Countrywide will not have an opportunity to complete a full review of the mortgage files relating to such Loans. Accordingly, Seller agrees that Countrywide shall have a period of up to forty-five (45) calendar days from the Purchase Date (the “Review Period”) in which to review mortgage files to determine if the related Loans comply with all terms and conditions of the Program Agreements; provided, however, that in the event Seller fails to deliver or otherwise provide any document and/or information that Countrywide deems necessary for such review within the applicable time frames, including, without limitation, failing to deliver one or more of the Collateral Documents within the time frame required under Section 5 hereof and/or failing to provide some or all of the additional information within the time frame required by Section 6 hereof, Countrywide may, at the conclusion of the Review Period, require Seller to repurchase the related Loan(s) within three (3) business days of the date of such notice unless Countrywide and Seller mutually agree upon an extension of the Review Period and a modification of the Initial Purchase Price. Where Countrywide and Seller mutually agree upon an extension of the Review Period and a modification of the Initial Purchase Price as contemplated herein, Countrywide shall credit or debit the difference between the original Initial Purchase Price and the modified Initial Purchase Price to the Over/Under Account. Notwithstanding anything to the contrary, if, prior to the expiration of the Review Period for any Loan, Countrywide determines that such Loan complies with all terms and conditions of the Program Agreements and pays Seller the final Purchase Price for such Loan, the Review Period for such Loan shall be deemed complete. The fact that Countrywide has conducted or has failed to conduct any partial or complete examination of the mortgage file related to any Loan shall not affect Countrywide’s right to demand repurchase for a breach of representation and warranty made by Seller regarding the Loan or to avail itself of any other remedy available hereunder or under the Loan Purchase Agreement.

(a)	During the Review Period, Countrywide may, in its sole and reasonable discretion, determine that a Loan purchased from Seller does not comply with one or more of the requirements set forth in the Program Agreements. In such event, Countrywide may provide written notice to Seller identifying the non-compliant Loan and request that Seller repurchase such non-compliant Loan within three (3) business days of the date of such notice. The applicable repurchase price shall be calculated pursuant to Section 8 of the Loan Purchase Agreement. Seller expressly understands and agrees that this remedy is not exclusive and shall be in addition to all other rights and remedies available to Countrywide under the Program Agreements, including but not limited to Seller’s Repurchase Obligations. Nothing in this Section or this Addendum is intended to waive any right Countrywide may have to require Seller to repurchase a Loan, during or after the Review Period, as otherwise set forth in the Program Agreements.

(b)	Seller further understands and agrees that, in the event the Review Period is not completed within fifteen (15) calendar days of the due date for the next due payment of the Loan, Countrywide may be unable to transfer such Loan onto its servicing system in a timely manner, in such an event, Seller shall be obligated to service the Loan, on behalf of Countrywide, until fifteen (15) days following the completion of the Review Period. If Seller is unable to service the Loan, Seller shall provide all required Additional Servicing Documents as set forth in Exhibit E, attached hereto, and incur a $150 per Loan set-up fee. If Countrywide requires Seller to repurchase a Loan that Countrywide is unable to timely transfer onto its servicing system, Seller may retain Countrywide to subservice such Loan for a fee to be mutually agreed upon by Countrywide and Seller.

(c)	The date on which the Review Period is completed shall be the date used by Seller and Countrywide for the purposes of determining compliance with any time periods or deadlines that may be associated with any Pool Cut-Off Dates or Target Funding Dates arising out of the Program Agreements.

(d)	The outstanding loan balance of all Loans that are submitted to Countrywide by Seller for purchase hereunder, and for which the Review Period has not completed, shall not exceed $50,000,000 (the “Outstanding Loan Limit”).

8.

Title to Loans. Countrywide and Seller acknowledge and agree that each transaction under the Early Purchase Program is a purchase and sale and not a financing transaction. Title to each Loan Countrywide purchases under the Early Purchase Program shall pass from Seller to Countrywide upon receipt by Seller or its agent of the Initial Purchase Price as described more fully in Section 3 above. If, for any reason, any transaction hereunder is deemed to be a financing transaction, Seller shall be deemed to have pledged to Countrywide as security for Seller’s performance under each such financing transaction a first lien and priority security interest in and upon the related Loan. Seller shall pay all fees and expenses associated with perfecting such security interest, including without limitation, the cost of filing UCC financing statements and recording assignments of mortgage, as and when required by Countrywide in its sole discretion.

9.	Additional Representations and Warranties. As of the applicable Purchase Date, Seller represents and warrants to Countrywide, with respect to each Loan it offers for sale to Countrywide under the Early Purchase Program, as follows:

(a)	Collateral Data Record. The information contained in the Collateral Data Record is true, correct and complete.

(b)	Compliance With RESPA. Seller has complied with all terms and conditions of the Real Estate Settlement Procedures Act, including, without limitation, timely delivery of the loan transfer notice.

The foregoing representations and warranties are in addition to all of the representations and warranties set forth in the Loan Purchase Agreement.

10.	Conditions Precedent. As condition precedent to Countrywide’s purchase of any Loan under the Early Purchase Program, Seller shall have delivered to Countrywide:

(a)	This Addendum, duly authorized and executed by Seller;

(b)	A Secretary’s Certificate, substantially in the form of Exhibit G attached hereto, as to the incumbency and authenticity of the signatures of the officers of Seller authorized to initiate transactions under the Early Purchase Program, which such Secretary’s Certificate shall include a true and correct copy of the board resolutions adopted by Seller’s board of directors, which authorize the execution of this Early Purchase Program Addendum to Loan Purchase Agreement. Such board resolutions shall be in a form reasonably acceptable to Countrywide;

(c)	Copies of Seller’s fidelity bond and/or applicable insurance policy, or certificates of insurance for such policies, all in form and content satisfactory to Countrywide, reflecting at least the terms and conditions required in Section 11 below; and

11.

Fidelity Bonds and Insurance. Seller shall maintain a fidelity bond and/or insurance policy, in form and substance satisfactory to Countrywide, covering against loss or damage arising out of the following conduct or actions by Seller, or any officer, director, employee or agent of Seller: (i) any breach of fidelity; (ii) any loss or destruction of documents (whether written or electronic); (iii) any fraud, theft, or misappropriation; or (iv) any errors and omissions. This bond and/or policy shall name Countrywide as a named insured and loss payee and provide coverage in an amount equal to one million dollars ($1,000,000) or such amount required by FNMA in Section 1.01 of the FNMA Guaranteed Mortgage Backed Securities Sellers’ and Servicers’ Guide, whichever is greater. The deductible on such fidelity bond and/or insurance policy shall not exceed one hundred thousand dollars ($100,000). Following approval by Countrywide of a specific fidelity bond and/or insurance policy, Seller shall not amend, cancel, suspend or otherwise change such bond and/or policy without the prior written consent of Countrywide.

12.	Tangible Net Worth and Debt Ratio.

(a)	Seller shall not permit, as of each month end, Seller’s Tangible Net Worth to be less than twenty five million dollars ($25,000,000). For purposes of the foregoing, “Tangible Net Worth” shall mean the excess of the total assets over total liabilities of Seller on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements. For the purposes of Tangible Net Worth hereunder, total assets shall not include any assets of Seller and/or its consolidated subsidiaries that would be treated as intangibles under GAAP including, without limitation, good will, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Further, to the extent not already excluded, there shall be excluded from Tangible Net Worth, those assets of Seller that, if Seller were an approved HUD lender, would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of such date, as such requirements appear in the “Audit Guide for Use by Independent Public Accountants in Audits of HUD-Approved Nonsupervised Mortgagees, Loan Correspondents and Coinsuring Mortgagees” or any successor or replacement audit guide published by HUD.

(b)

Seller shall not permit its ratio of Debt to Tangible Net Worth ratio to exceed 25 to 1. For the purposes of the foregoing, “Debt” shall mean, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by Seller, even though Seller has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of Seller; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; (h) any obligations under any agreements whereby Seller has sold or otherwise assigned loans to a third party for purposes of effecting sale treatment regarding such loans but where Seller remains obligated to repurchase such loans in the event such loans are not subsequently sold or otherwise assigned to another party; and (i) all Contingent Obligations. For purposes of this Section 12(b)(i), the term “Contingent Obligations” shall mean any obligation of Seller arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other person in any manner, whether directly or indirectly; provided; however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Countrywide.

13.	Financial Statements. Seller shall deliver financial statements to Countrywide, within forty-five (45) calendar days of the end of each fiscal quarter and ninety (90) calendar days of the end of each fiscal year of Seller, that include statements of income and changes in shareholders’ equity. Such financial statements shall cover the period from the beginning of such fiscal year to the end of such fiscal period and shall include the related balance sheet as of the end of such fiscal period, all in reasonable detail and certified by the chief financial officer of Seller. The financial statements to be provided hereunder are in addition to any other financial statements Seller is required to provide under the Program Agreements.

14.	Notice. Seller shall immediately notify Countrywide upon the occurrence of any of the following events:

(a)	any action, event or condition of any nature that may lead to or result in a material adverse effect on the business, operations, assets or financial condition of Seller or that, without notice or lapse of time or both, would constitute a default under any material agreement, instrument or indenture to which Seller is a party or to which Seller, its properties or assets may be subject;

(b)	the occurrence of any breach or potential breach of any representation and warranty set forth in any of the Program Agreements;

(c)	Seller’s Tangible Net Worth is less than, or falls below, the minimum required in Section 12(a) of this Addendum;

(d)	Seller’s Debt to Tangible Net Worth ration exceeds the maximum required in Section 12(b) of this Addendum; or

(e)	any change in the executive or senior management of Seller.

Seller shall notify Countrywide immediately upon the occurrence of such an event, but in no event later than five calendar days after such occurrence. Such notice shall be in writing and include reasonable detail of the nature and scope of the occurrence.

15.	Term and Termination.

(a)	Term and Renewals. The term of this Addendum shall be for a period of one (1) year (the “Initial Term”), which shall commence on the date above first written. This Addendum shall automatically renew on its anniversary date for successive one (1) year periods (each, a “Renewal Period”). Notwithstanding the foregoing, either party may terminate this Addendum, with termination to be effective as of such anniversary date, upon written notice no less than sixty (60) days prior to the end of the Initial Term or the Renewal Period then in effect.

(b)	Termination by Countrywide with or without Cause. Countrywide may terminate this Addendum at any time, with or without cause, by giving Seller not less than sixty (60) days written notice of such termination; provided, however, that any such termination shall not in any way effect Seller’s obligations and Countrywide’s obligations related to any Loans submitted for purchase under this Addendum prior to the date of such termination.

(c)	Termination by Countrywide upon Seller’s Fraud or Breach. In the event that Countrywide discovers an act of fraud or material breach of the Addendum by Seller, its agents or employees, Countrywide may terminate this Addendum immediately and/or demand immediate repurchase of all Loans purchased by Countrywide hereunder and for which the Review Period has not been completed, upon written notice to Seller thereof.

(d)	Termination by Seller upon Countrywide’s Fraud or Breach. In the event that Seller discovers an act of fraud or material breach of the Addendum by Countrywide, its agents or employees, Seller shall send written notice to demand that such fraud or breach be cured within thirty (30) days of the receipt of such notice. If such fraud or breach is not cured within thirty (30) days after receipt of such notice, Seller may terminate this Addendum immediately upon delivery of written notice to Countrywide thereof.

(e)	Termination upon Bankruptcy or Insolvency. If, at any time during the term of this Addendum, either party has filed against it, a petition in bankruptcy, or either party makes an assignment for the benefit of its creditors or takes advantage of any insolvency law, or a receiver or trustee is appointed for it or any of its property, or it shall be enjoined from carrying on any part of its business, the other party at any time thereafter shall have the right, in addition to any other rights and remedies available to it, to terminate this Addendum on ten (10) days written notice to the recipient party or, if it so elects, to deem and treat this Addendum as terminated effective upon the happening of any of the foregoing events by written notice to such party to such effect.

16.

Amendments. Countrywide reserves the right, in its sole and reasonable discretion, to amend or modify the terms and conditions of this Addendum upon thirty (30) calendar days written notice to Seller. Except as set forth in the preceding sentence, there shall be no other amendments or modifications hereto except by mutual written agreement of Countrywide and Seller.

17.	Full Force and Effect. Nothing contained in this Addendum shall be deemed to waive any rights, remedies or privileges of Countrywide under the Loan Purchase Agreement and Manual. Except as expressly modified herein, the Loan Purchase Agreement and Manual, and all of the terms and conditions thereof, shall remain in full force and effect and apply equally to the terms hereof.

18.	Counterparts. This Addendum may be executed in counterparts, each of which when so executed shall be an original, but all of which taken together shall constitute one and the same agreement, and either of the parties hereto may execute this Addendum by signing such counterpart.

COUNTRYWIDE HOME LOANS, INC.

By:	/s/

Name:

Title:

HOMEBANC MORTGAGE CORP.

By:	/s/ Gregory L. Herron

Name:	Gregory L. Herron
Title:	SVP-Treasurer

Exhibit A

Loans

Loan Product or Type	Additional Requirements (if any)
Conventional Conforming	NA
Government
Closed End Seconds

Exhibit B

Collateral Data Record

FIELD NAME	REQUIRED FIELD	DETAILED EXPLANATION

Client Name	☑	Provide the legal name of your company and/or your Countrywide Seller ID #.

Client’s Loan Number	☑	This number is included on the daily reports and can be used to search loans in our funding database.

Original Principal Balance	☑	Provide the original principal balance as found on, the Note.

Note Rate	☑	Provide the note rate as found on the Note.

P&I	☑	Provide the P&I as found on the Note.

First Payment Date	☑	Provide the first payment date as found on the Note. First payment date must be a minimum of 10 days subsequent to the purchase date.

Maturity Date	☑	Provide the maturity date as found on the Note; or provide term of loan in months – 180, 240, 360 etc.

Loan Purpose	☑	Provide if the loan was closed as a Purchase, Refi, Cashout Refi or Construction to Perm.

Takeout Investor	☑	Takeout investor must be CHL to be EPP eligible.

Loan Type	☑	Provide the product type under which the loan was closed; Conforming, FHA, VA, Jumbo, Super Jumbo, Expanded, HELOC, CES or Subprime.

Document Style Type	☑	Provide the document style under which the loan was closed; Full, Alternate, Reduced, Streamlined, No Ratio or No Income/Asset.

Amortization Type	☑	Provide the amortization type of Basic, GPM, Balloon or Step. If not provided, Basic will be assumed.

Loan Payment Type	☑	Provide if the loan is either a Fixed Rate or Adjustable mortgage.

Property Type	☑	Provide a description of the property type; SFR, Manufactured Home, Condo, MFR (2-4) or PUD.

Property Street Address	☑	Provide complete property street address as found on the Note and Deed of Trust.

Property City	☑	Provide complete property city as found on the Note and Deed of Trust.

Property State	☑	Provide complete property state as found on the Note and Deed of Trust.

Property ZIP	☑	Provide complete property zip as found on the Note and Deed of Trust.

Occupancy Type	☑	Provide the occupancy type as Owner Occupied, Second Home or Non-owner Occupied.

FIELD NAME	REQUIRED FIELD	DETAILED EXPLANATION

LTV	☑	Provide primary borrower’s LTV score.

CLTV (Required as needed)	☑	Provide only if required for product type.

Borrower’s First Name	☑	Provide primary borrower’s first name as found on the Note and Deed of Trust.

Borrower’s Middle Initial	☑	Provide primary borrower’s middle initial, if applicable, as found on the Note and Deed of Trust.

Borrower’s Last Name	☑	Provide primary borrower’s last name as found on the Note and Deed of Trust.

Borrower SSN#	☑	Provide primary borrower’s 9-digit social security number.

FICO Score (As required per product type)	☑	Refer to Section 2.2 in the CWL Handbook for FICO detail.

Subprime Credit Grade (Required as needed)	☑	Provide the subprime credit grade of A, B, C or D only if the Loan Type is Subprime.

Requested Advance Date	☑	Provide the day the funds should be wired.

Requested Wire Amount	☑	Provide the exact wire amount needed for funding.

Wire Recipient Name	☑	Provide the closing agent name to whom the funds will be wired.

*Wire Recipient Address	☑	Provide the complete street address of the wire recipient.

*Wire Recipient City	☑	Provide the complete city name of the wire recipient.

Wire Recipient State	☑	Provide the complete state name of the wire recipient.

Title Insurer (Pre-approved listing)	☑	Provide the legal name of the title company underwriting the insurance for the closing.

Escrow/Title Closing #	☑	Provide the escrow or title closing # for wire reference purposes. If not provided the borrower’s last name will be entered into this field.

Bank Name	☑	Provide the legal bank name where the funds will be wired.

*Bank City/State	☑	Provide the complete city and state where the bank is located.

Bank ABA #	☑	Provide the 9-digit ABA number which correctly identifies the Wire Recipient.

Bank Account	☑	Provide the complete account number which correctly identifies the Wire Recipient.

•	All Wire Recipient and Bank information must be provided when wiring funds for the first time to that specific closing agent and bank location.

FIELD NAME	REQUIRED FIELD	DETAILED EXPLANATION

Line Type	☑	Type must be EPP.

Request Type	☑	Provide if funding is being disbursed as a Wire (W), Cashier Check © or Funding Draft (D).

Request Type	☑	Provide if funding is being disbursed as a Wire (W), Cashier Check © or Funding Draft (D).

Commitment #	☑	Provide the commitment number received from CHL for locking the loan.

Investor Loan #	☑	Provide CHL’s loan number if known at the time of funding.

HUD-1 Date	☑	Provide the HUD-1 date.

CLD Loan Program ID #	☑	Required for EPP.

Exhibit C

Payment of Purchase Proceeds

I. Disbursement of Funds

(a)	By Wire Transfer or Check. Seller expressly acknowledges and agrees that Countrywide will remit, by wire transfer or check, the requested disbursement amounts for Loans purchased hereunder only to a closing agent or warehouse lender that is an Approved Payee (as hereafter defined); provided, however, that Countrywide shall not make any such disbursement where such disbursement would cause the balance in the Over/Under Account to fall below the Minimum Balance set forth in the Addendum. The disbursement of funds by Countrywide to any closing agent or warehouse lender that is not an Approved Payee shall not make such closing agent or warehouse lender an Approved Payee, nor shall it constitute a waiver of any of Countrywide’s rights hereunder. Any funds disbursed by Countrywide to Seller or its Approved Payee by wire transfer shall be subject to all applicable federal, state and local laws and regulations and the then-current policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller expressly acknowledges and agrees that Countrywide shall not be responsible or liable in any manner for any delay caused by such applicable laws, regulations and/or the policy.

(b)	Return of Funds. If, for any reason, any Loan that has not yet been originated is not closed within three (3) business days of the date Countrywide disburses funds to Seller or its agent, Seller shall, or shall cause its agent to, return the funds to Countrywide, and Seller shall also pay Countrywide (a) interest from the date such funds were disbursed by Countrywide, excluding the date such funds are returned, at an annual rate equal to the rate of the note underlying such Loan; plus (b) a breakage fee of twenty-five dollars ($25.00) per Loan. Seller shall pay all such amounts due Countrywide by wire transfer of immediately available funds to the following account:

Bank:	Bank of New York
Name:	Countrywide Warehouse Lending
Reference:	HomeBanc Mortgage Corp.

II. Approved Payees.

(a)	Closing Agents. In order for a closing agent to be designated as an “Approved Payee” in connection with any Loan, Seller must submit to Countrywide the following documents, in a form acceptable to Countrywide:

(i)	a blanket closing protection letter, issued to Countrywide by the title company that issues the title policy covering the applicable Loan (the “Title Company”), that covers closings conducted by this closing agent in the jurisdiction where this closing will take place (a “Blanket Closing Protection Letter”);

or

(ii)	in the absence of a Blanket Closing Protection Letter issued by the Title Company to Countrywide, a Blanket Closing Protection Letter issued by the Title Company to Seller (with a valid, enforceable assignment of Seller’s rights thereunder, in substantially the same form as that set forth in Exhibit I);

or

(iii)	in the absence of a Blanket Closing Protection Letter, a specific closing protection letter, issued by the Title Company to Countrywide or to Seller (with a valid, enforceable assignment of Seller’s rights thereunder, in substantially the same form as that set forth in Exhibit I”), that covers closings conducted by this closing agent in the jurisdiction where this closing will take place (a “Specific Closing Protection Letter”);

or

(iv)	if neither Specific nor Blanket Closing Protection Letters are available or are limited in their applicability in the jurisdiction where the closing takes place, any other document(s) Countrywide may reasonable require, including without limitation a valid, enforceable assignment to Countrywide of Seller’s rights under any fidelity bond and/or insurance policies; and

(v)	written evidence that closing instructions, in form and content approved by Countrywide and signed by Seller and Countrywide, have been delivered to such closing agent.

(b)

Warehouse Lenders. In order for a warehouse lender to be designated an Approved Payee, Seller must submit to Countrywide a written request, including the name and address of the applicable warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Countrywide reserves the right to refuse to designate any warehouse lender as an Approved Payee.

(c)	Approval Process. In Addition to sections II(a) and II(b) above, Countrywide may, in its sole discretion, require that Seller provide additional information and/or documents deemed to be necessary in the payee approval process. Countrywide shall review the applicable documents and notify Seller within two (2) business days as to whether a closing agent or warehouse lender has been designated by Countrywide, in its sole discretion, to be an Approved Payee. Seller expressly understands and agrees that Countrywide may withhold its approval of any closing agent or warehouse lender, or withdraw its approval of any Approved Payee at any time, in its sole and absolute discretion, with or without notice.

III. Over/Under Account

(a)	No Segregation of Funds. Countrywide shall not be required to segregate or hold funds, deposited by or on behalf of Seller in the Over/Under Account, separate and apart from Countrywide’s own funds or funds deposited by or held for other parties.

(b)	Debits/Credits.

(i)	Upon Purchase. At the time it purchases a Loan hereunder, Countrywide shall credit or debit the Over/Under Account an amount equal to the difference between the Initial Purchase Price for such Loan and the corresponding disbursement amount requested under Section I of this Exhibit C.

(ii)	Upon Completion of Review Period. Upon the completion of the Review Period, Countrywide shall credit or debit the Over/Under Account an amount equal to the difference between the Initial Purchase Price and the Purchase Price for such Loan, as set forth in Section 4 of the Addendum.

(iii)	Interest. On a monthly basis, Countrywide shall pay Seller interest on the average monthly balance in the Over/Under Account, at a rate equal to LIBOR (rounded up to three (3) decimal places, as published on Bloomberg or in the Wall Street Journal for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market (LIBOR) on the date the funds were wired by Countrywide) less twenty-five (25) basis points. Countrywide shall credit all interest due hereunder to the Over/Under Account.

(iv)	General. To the extent not already provided herein, Countrywide shall credit the Over/Under Account all amounts in excess of those amounts due Countrywide under this Addendum, the Loan Purchase Agreement, and/or any other agreement(s) as between Seller and Countrywide.

(v)	Minimum Balance. Seller expressly agrees and understands that it shall deposit such funds as are necessary to ensure that the balance of the Over/Under Account is equal to or greater than the Minimum Balance. Seller expressly understands that it is solely responsible for ensuring that the Over/Under Account maintains the Minimum Balance at all times.

(c)	Withdrawals.

(i)	Seller. If, at any time, the Over/Under Account balance exceeds the Minimum Balance, and the outstanding balance of Loans for which the Review Period has not completed does not exceed any of the loan limits set forth in Section 7(d), Seller shall be entitled to the return of all amounts in excess of the Minimum Balance. Countrywide shall wire transfer all such requested excess amounts to Seller from the Over/Under Account not later than 24 business hours after written notice (facsimile and e-mail notices are acceptable for this purpose) thereof to Countrywide. Notwithstanding the foregoing, Countrywide shall not be required to return such portion of such excess amounts that it has determined, in its reasonable discretion, is required to be retained in the Over/Under Account in furtherance of this Agreement.

(ii)	Countrywide. Except as expressly set forth in the Addendum, Countrywide may only withdraw funds from the Over/Under Account in the ordinary course of business as contemplated by the Program Agreements including, without limitation, for purposes of making disbursements to Approved Payees and properly allocating costs and expenses incurred hereunder. Any such withdrawals hereunder shall be in accordance with the terms herein and/or the Addendum, as applicable.

(d)	Return of Over/Under Account Balance. Upon termination of this Addendum, Seller shall be required to maintain the Minimum Balance in the Over/Under Account until (i) the completion of the applicable Review Periods for all Loans purchased by Countrywide hereunder and (ii) with respect to each Loan identified by Countrywide during its respective Review Period as being subject to repurchase by Seller, each such Loan has been repurchased by Seller. It is expressly understood that this provision shall not otherwise impair any of the rights and obligations of Seller and Countrywide in connection with debits, credits or withdrawals hereunder. All such rights and obligations shall remain in full force and effect, following termination, until Countrywide returns the entire Over/Under Account balance as set forth herein.

Exhibit D

Collateral Documents

Collateral Documents:

(1)	The original mortgage note evidencing the Loan and any modifications thereto (if applicable), endorsed by Seller to Countrywide Home Loans, Inc. or in blank, with a complete chain of endorsements from the originator to Seller, if applicable;

(2)	A copy of the assignment, unless the security instrument names Mortgage Electronic Registration System (“MERS”) as the original mortgagee, executed by Seller to Countrywide Home Loans, Inc. or in blank, for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller, if applicable; and

(3)	A certified or true copy of the mortgage or deed of trust securing the mortgage note, and any riders thereto.

Exhibit E

Additional Required Documents

(1)	the first payment letter

(2)	loan program identification number (if not included on the Collateral Data Record)

(3)	notification of LPMI

(4)	buydown agreement (if applicable)

(5)	power of attorney (if applicable)

(6)	name affidavit (if applicable)

(7)	credit report

(8)	AUS certificate (if applicable)

(9)	MI certificate (if applicable)

Exhibit F

Countrywide Correspondent Lending

(800) 394-4554

Early Purchase Program

Collateral Transmittal Form

Date: ___________________ Seller Name/ID#:

Borrower Name:		Loan Program:

Collateral Enclosed:

☐	Note	Ship EPP Package to:

☐	Note Modification, if applicable	Countrywide Correspondent Lending 8501 Fallbrook Avenue Mail Stop WH-50M West Hills, CA 91304

☐	Allonge
☐	Borrower’s First Payment letter
☐	Buydown Agreement, if applicable.

☐	Copy of Security Instrument	Contact Phone: (800) 394-4554

☐	Copy of Assignment

☐	Rider #1 (list): ___________________________________________________________

☐	Rider #2 (list): ___________________________________________________________

☐	Power of Attorney, if applicable

☐	Name Affidavit, if applicable

☐	This loan has Tax Advantage MI YES ☐ NO ☐

☐	Loan Program ID#

☐	Notification of CPM I

☐	Credit Report

☐	AUS Certificate

☐	MI Certificate

☐	Mailing Address, if different from the Property Address:

_____________________________________________

_____________________________________________

Contact Name: ________________________________________________________________

Contact Phone: ________________________________________________________________

Exhibit G

Form of Secretary’s Certificate

I, ___________________________, am the duly elected Secretary of ________________ (“Company”), and I hereby certify that:

1.	Each of the persons listed below has been duly elected to, and now holds, the title of the Company set forth opposite his or her name and is currently serving, in such capacity. The signature of each such person set forth opposite his or her title is his or her true and genuine signature:

Name	Title	Signature

__________________________	__________________________	__________________________

__________________________	__________________________	__________________________

__________________________	__________________________	__________________________

__________________________	__________________________	__________________________

2.	Attached hereto as Exhibit A is a true and complete copy of the Company’s board resolutions, which were duly and validly adopted either at a special or regular meeting or by unanimous consent. Such board resolutions authorize the execution of the Early Purchase Program Addendum to Loan Purchase Agreement, by and between the Company and Countrywide Home Loans, Inc. Such board resolutions have not been amended, modified or rescinded in any respect and remain in full force and effect, without modification or amendment, as of the date hereof.

Dated:	By:

Exhibit I

Sample Form of Closing Protection Letter

(attached)